Exhibit 5.1

Robert M. Grace, Jr.	Direct Dial: +1 803.326.3989
Vice President, General Counsel
And Secretary

March 10, 2011

Board of Directors
3D Systems Corporation
333 Three D Systems Circle
Rock Hill, South Carolina 29730

Re:	Registration of 2,040,000 Shares of Common Stock Pursuant to Form S-3 Registration Statement No. 333-172591

Ladies and Gentlemen:

I am the Vice President, General Counsel and Secretary of 3D Systems Corporation, a Delaware corporation (the “Company”), and as such I have acted as counsel to the Company in connection with that certain Registration Statement on Form S-3 (Registration No. 333-172591) (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) on March 3, 2011 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the offering pursuant to a prospectus supplement dated March 10, 2011 (the “Prospectus Supplement”) of 2,040,000 shares of the common stock of the Company, $0.001 par value per share (the “Common Stock”), having an aggregate maximum offering price to the public of $89,760,000, of which 1,300,000 shares are to be issued and sold by the Company and 740,000 outstanding shares (the “Secondary Shares”) are to be sold by the Selling Stockholders referred to below.

The Registration Statement also relates to the sale of shares of the Company's Common Stock, from time to time, by certain stockholders of the Company to be identified at the time of any such sale (the "Selling Stockholders"), and Selling Stockholders identified in the Prospectus Supplement have agreed to sell the Secondary Shares covered by the Prospectus Supplement.

The Company and the Selling Stockholders have entered into an Underwriting Agreement with Barclays Capital Inc. and the other parties thereto (the “Underwriting Agreement”) dated as of March 10, 2011 pursuant to which they have respectively agreed to issue and sell the Shares as well as an additional 306,000 shares of Common Stock in the aggregate as to which they have granted an over-allotment option to the underwriters pursuant to

3D Systems Corporation ●  333 Three D Systems Circle  ●  Rock Hill, SC 29730  ●  USA
Phone: 803.326.3900      ●      Fax: 803.326.4796      ●      www.3dsystems.com      ●      NASDAQ: TDSC

3D Systems Corporation

March 10, 2011

the Underwriting Agreement (collectively, the “Option Shares”).  All capitalized terms that are not defined herein have the meanings assigned to them in the Registration Statement.

This opinion is rendered pursuant to Item 9.01 of Form 8-K and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

As counsel for the Company, in addition to participating in the preparation of the Registration Statement and the Prospectus Supplement, I have examined the following documents:

(a)	the Registration Statement, including the Exhibits identified under Item 16 of the Registration Statement;

(b)	the Prospectus Supplement;

(c)	the Underwriting Agreement;

(d)
resolutions of meetings of the Board of Directors and the Executive Committee of the Company held on February 7, 2011, March 3, 2011 and March 10, 2011 relating to, among other things, the preparation and filing of the Registration Statement and the Prospectus Supplement and the due authorization of the issuance of the Shares; and

(e)	a certificate dated March 2, 2011 from the Secretary of State of Delaware as to the Company’s existence, due incorporation and good standing in the State of Delaware (the “Good Standing Certificate”).

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, other certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, and I have made such other inquiries, as I have deemed necessary or appropriate as a basis for the opinions set forth below.  The opinions set forth in paragraph 1 below are based solely on the Good Standing Certificate.

Based on the foregoing, I am of opinion that:

1.	The Company is a corporation incorporated and existing under the laws of the State of Delaware and is in good standing with the Secretary of State of Delaware.

2.
The issuance of the 1,300,000 Shares of Common Stock to be issued and sold by the Company as well as the Option Shares as to which the Company has granted to the underwriters an over-allotment option pursuant to the Underwriting Agreement have been authorized by appropriate corporate

3D Systems Corporation

March 10, 2011

action of the Company, and when such shares of Common Stock have been been issued and sold upon the terms and conditions set forth in the Underwriting Agreement and the Company has received full payment therefor, such shares will be validly issued, fully paid and nonassessable.

3.
The Secondary Shares as well as the Option Shares as to which the Selling Stockholders have granted to the underwriters an over-allotment option pursuant to the Underwriting Agreement have been validly issued and are fully paid and nonassessable shares of the Company’s Common Stock.

I consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on the date hereof and to the reference to me under the heading “Legal Matters” in the Prospectus Supplements.  In giving this consent, I do not admit that I am in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter.  The opinions expressed in this letter speak only as of its date.  I do not undertake to advise you of any changes in the opinions expressed herein from matters that might arise or be brought to my attention.

I wish to advise you that I am a member of the Bar of the State of New York. Accordingly, I express no opinion as to any laws other than the laws of the State of New York, the corporate laws of the State of Delaware and the Federal laws of the United States.

Very truly yours,

/s/ Robert M. Grace, Jr.
Robert M. Grace, Jr., Esq.
Vice President, General Counsel and Secretary